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                                                                     EX-99.B9(d)
                            FUND ACCOUNTING AGREEMENT

     AGREEMENT made as of this 1st day of July, 1996 between SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company"), a Maryland corporation, having its principal place of business at 45 Rockefeller Plaza, New York, New York 10111, and BISYS Fund Services, Inc., a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Company desires that BISYS perform certain fund accounting services for each investment portfolio of the Company identified on Schedule A hereto (individually referred to herein as a "Fund" and collectively as the "Funds"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. SERVICES AS FUND ACCOUNTANT. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 3la-l under the Investment Company Act of 1940 (the "Rule"):

     a. Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b) (1) of the Rule;

     b. General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b) (2) (i) of the Rule;

     c. Separate ledger accounts required by subsection (b) (2) (ii) and (iii) of the Rule; and


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     d. A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b) (8) of the Rule.

All such books and records shall be the property of the Company, and BISYS agrees to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all records and other information relative to the Company; except when requested to divulge such information by duly constituted authorities or court process, or when requested by the Company.

     In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund;

     a. Calculate the net asset value per Share;

     b. Calculate the dividend and capital gain distribution, if any;

     c. Calculate the yield or total return and other performance figures, as appropriate;

     d. Provide the following reports:

          (i)  a current security position report;

          (ii) a summary report of transactions and pending maturities (including the principal cost, and accrued interest on each portfolio security in maturity date order); and

          (iii) a current cash position report (including cash available from portfolio sales and maturities and sales of a Fund's Shares less cash needed for redemptions and settlement of portfolio purchases);

     e. Such other similar services with respect to a Fund as may be reasonably requested by the Company.

     2. COMPENSATION. See Schedule B attached hereto.

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     3. EFFECTIVE DATE. This Agreement shall become effective with respect to a
Fund as of the date first written above (the "Effective Date").

     4. TERM. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided herein, shall continue as to a particular Fund for one year from its Effective Date and, thereafter, if not terminated, this Agreement shall continue automatically as to a particular Fund for successive terms of one year. This Agreement is terminable with respect to a Fund (a) upon notice of nonrenewal, (b) upon mutual agreement of the parties, or
(c) for "cause" (as defined below) by the party alleging cause upon the provision of sixty days' notice. After such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the compensation described under Section 2 hereof, the amount of all of BISYS' cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the property, records, instruments and documents, or any copies thereof. Subsequent to receipt of such disbursements, BISYS will provide the Company with reasonable access to any Company documents or records remaining in its possession.

     For purposes of this Agreement, "cause" shall mean (i) willful misfeasance, bad faith, negligence, abandonment, or reckless disregard on the part of either party with respect to its obligations and duties set forth herein; (ii) regulatory, administrative, or judicial action initiated against either party with regard to the violation of any rule, regulation, order, or law; (iii) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business;
(iv) financial difficulties on the part of either party which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under



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Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the modification or alternation of the rights of creditors; (v) an assignment (as that term is defined in the Investment Company Act of 1940) of this Agreement; or (vi) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

     5. STANDARD OF CARE: INDEMNIFICATION. BISYS shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misconduct or negligence. BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. A Fund agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or non-actions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon information, instructions or requests with respect to such Fund given or made to BISYS by an officer of the Company thereunto duly authorized; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own willful misconduct or negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

     BISYS agrees to indemnify and hold harmless each Fund, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' own bad faith, willful misconduct or negligence with



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respect to the performance of services under this Agreement with respect to such
Fund; provided that prior to confessing any claim against it which may be the subject of this indemnification, a Fund shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Fund.

     6. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construct or interpret this Agreement.

     7. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.


     8. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                     SBSF FUNDS, INC.
                                     d/b/a KEY MUTUAL FUNDS


                                     By:  /s/ Scott A. Englehart
                                     Name:  Scott A.Englehart
                                     Title:  Vice President



                                     BISYS FUND SERVICES, INC.


                                     By:  /s/ J. David Huber
                                     Name:  J. David Huber
                                     Title:  Executive Vice President



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1

                                   Schedule A
                        to the Fund Accounting Agreement
                between SBSF Funds, Inc. (d/b/a Key Mutual Funds)
                          and BISYS Fund Services, Inc.

                            Dated as of July 1, 1996

NAME OF PORTFOLIO
-----------------

Key Stock Index Fund
Key International Index Fund

                                          SBSF FUNDS, INC.
                                          d/b/a KEY MUTUAL FUNDS


                                          By:  /s/ Scott A. Englehart
                                          Name:  Scott A. Englehart
                                          Title:  Vice President



                                          BISYS FUND SERVICES, INC.


                                          By:  /s/ J. David Huber
                                          Name:  J. David Huber
                                          Title:  Executive Vice President

                                       1
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1

                                   Schedule B
                        to the Fund Accounting Agreement
                between SBSF Funds, Inc. (d/b/a Key Mutual Funds)
                          and BISYS Fund Services, Inc.


         Fund accounting fees will be determined based on a combination of asset-based charges (subject to minimums), transaction charges, and out-of-pocket expenses. Asset-based fees are accrued daily based upon average total net assets of a Fund.

ASSET CHARGES PER FUND - ANNUALLY
---------------------------------

          NET ASSETS                                 AMOUNTS
          ----------                                 -------
           First $100 Million                         .03%
           Next $100 Million                          .02%
           Over $200 Million                          .01% for all Funds other than money market Funds; money
                                                      market Funds will have no incremental asset charge when net assets exceed $500 million ($80,000 asset charge cap for each money market Fund)



MINIMUM MONTHLY ASSET CHARGE
----------------------------

         The above charge will be subject to a minimum monthly amount of $2,500 per taxable Fund and $3,333 per international Fund.

TRANSACTION CHARGES PER FUND
----------------------------

         $5 per security transaction (including foreign exchanges, patents, corporate actions, and margin payments).

MULTIPLE CLASS CHARGES
----------------------

         A $833 per month charge will be assessed for each class of shares after the first class. This is separate from and in addition to other charges and the minimum charge.

OUT-OF-POCKET EXPENSES
----------------------

         Out-of-pocket expenses incurred on behalf of the Fund will be billed monthly and include, but not be limited to:

               o    Payment to pricing or corporate actions vendors

               o    Costs in obtaining prices for non-exchange traded securities

               o    Postage and communication (wires, modem fees)

               o    Microfilming, archiving, etc.

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